Exhibit 99.1

National Penn Bancshares, Inc.	10.23.2008

2008 3rd Quarter Earnings Webcast Presentation
October 23, 2008 1:00 P.M (EST)	– Prepared Remarks

Michelle Debkowski:  Thank you, good afternoon, and welcome to National Penn Bancshares’ 3rd Quarter 2008 Earnings Webcast.

Questions will be accepted up to the conclusion of our prepared remarks via email. Please use the email button located on the conference call screen to ask your question. Due to time constraints, we may not be able to respond to all of your emails. Additionally, as we review questions received, we may combine questions that raise similar issues or can otherwise be combined for comment.

As part of our webcast presentation, you will see that there are slides with financial highlights available for your independent review.  The presentation and slides will be available on our Web site as well as filed on Form 8-K with the Securities and Exchange Commission following our Webcast.

This presentation contains forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.  Many of these factors are listed on the slide on your screen.  I’ll give you a moment to review the slide.  (PAUSE)

I will now turn today's presentation over to Glenn Moyer, our President and Chief Executive Officer.

Glenn Moyer:  Thank you, Michelle.  Also joining us today is Scott Fainor, our Chief Operating Officer, and Michael Reinhard, our Chief Financial Officer.

I will start the call today by noting that our 3rd Quarter 2008 Earnings Release is available on the Investor Relations section of our website.  Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission.  Mike Reinhard will provide an overview of our financials.  Scott Fainor will review our loan and deposit growth, asset quality and our merger integrations.  I will then wrap up with some concluding comments.

Our overall message today is one of continuing steady core earnings, despite modestly increased credit costs over the past quarter.  Our third quarter results also include two non-core items – a positive fair value mark on NPB Capital Trust II and an Other-Than-Temporary Impairment charge on our only Synthetic CDO investment.  We have tried to be realistic in communicating the nature of this investment and our approach toward Other-Than-Temporary Impairment.  Unfortunately, events unfolding in the national and international credit markets make this impairment charge necessary at this time.  But the good news is that our company continues to produce core earnings at the level expected of us and by us.  Mike Reinhard will provide the details.

As we discussed last quarter, continuing a strong capital position is high on our list of priorities.  In that regard, our Board of Directors, at their regularly scheduled meeting yesterday authorized the following actions:

1.
Approved enhancements to the Company’s Dividend Reinvestment and Stock Purchase Plan to provide a 10% discount on dividends reinvested as well as for new cash purchases made under the plan.  Optional cash contributions may now be made in amounts up to $50,000 per month, an increase from the prior monthly limitation of $10,000, thus providing an attractive incentive to increased participation in the plan, and

2.
Authorized management to complete due diligence and, if satisfactory, apply for participation in the U.S. Treasury’s Capital Purchase Program up to the maximum allowable amount of approximately $200 million.  If approved and funded, this unique source of cost-effective new capital will further bolster National Penn’s balance sheet and will provide additional resources for the growth opportunities National Penn is currently seeing in its core markets.

National Penn Bancshares, Inc.	10.23.2008

Capital enhancement is important at this time from both an offensive and a defensive perspective.  From a defensive perspective, these actions will eliminate the question of whether we have sufficient capital to absorb various stress scenarios.  However, we are much more excited about the offensive need for capital to support the growth that we expect due to the current market disruption.  We expect accretive opportunities in the form of whole bank acquisitions, branch purchases, or outsized asset growth due to our ability to attract significant new clients from our challenged competitors.  We began to see higher than normal account growth late in the quarter due to the publicized problems of some of our larger competitors.  What we found was that we already knew many of these customers, but they may have only had a small relationship with National Penn.  Now, with the challenges of their other bank, they are now ready to build a fuller relationship with National Penn.

In addition, our Board of Directors also approved an increase in our cash dividend to 17.25 cents per share, which equates to an annual dividend of 69 cents per year.     Based on roughly 80 million shares outstanding, the cost of this increase is approximately $800,000 per year.  You may ask why on one hand we are raising new capital and on the other hand we’re paying out higher cash dividends.  Our philosophy is that National Penn has a proud history of 31 consecutive years of cash dividend increases.  We believe strongly in rewarding our loyal shareholders for our strong core earnings performance, and feel that it also serves as an incentive for continued and additional investment in our company.  The amount of this increase is rather small compared to the capital that we need to support the growth discussed above that will build the future earnings power of our company.

I’ll now turn the presentation over to Mike Reinhard who will provide the details about our 3rd quarter and year-to-date 2008 financial results.

Mike Reinhard:  Thank you and good afternoon.  Let me begin by noting that this presentation contains the non-GAAP financial measures, return on average tangible equity and core earnings.  Due to a number of acquisitions in recent years, purchase accounting rules have negatively impacted our GAAP return on equity.   The non-GAAP return on tangible equity ratio excludes the impact of acquisition-related goodwill and intangibles and is used by National Penn’s management for comparative purposes in its analysis of the company’s performance. Core earnings exclude the impact of the two material non-core items this quarter.  Reconciliations of our GAAP and non-GAAP return on equity ratios and core earnings are included in our presentation today for your review.

I would also like to note that our financial results for year-to-date 2008 include Christiana Bank & Trust as of January 4th and KNBT Bancorp as of February 1st.  The addition of Christiana and KNBT has significantly changed our financial statements.

Our 3rd quarter 2008 results, under accounting principles generally accepted in the United States referred to as “GAAP”, reflect Net income for 3rd quarter 2008 of $19.23 million, a 14.4% increase over 3rd quarter 2007.  Diluted earnings per share of $0.23 compares to $0.34 per diluted share earned during the third quarter last year.  As Glenn mentioned, we experienced a $7.64 million pre-tax or $4.97 million after-tax gain related to NPB Capital Trust II under the fair value option guidelines of FAS 159 and FAS 157 adopted for this financial instrument.  The positive impact of this fair value mark was 6 cents per share.  The impairment charge on the Synthetic CDO was $20.0 million pre-tax or $13.0 million after tax.  The negative impact of this impairment charge was 17 cents per share.  Excluding these two non-core items, core earnings for the quarter was $0.34 per diluted share, equal to last year’s third quarter and to the prior quarter of this year.

For the first nine months of 2008, National Penn earned $68.04 million of net income compared to $48.52 million for the same period of 2007.  Diluted earnings per share for the nine month periods are $0.90 for 2008 and $0.97 for 2007. Our return on average assets for the nine months ending September 30, 2008 was 1.04% and return on average equity was 9.34%, as compared to 1.17% and 11.94%, respectively, for the same period of 2007.

Net income return on average tangible equity was 20.62% in the first nine months of 2008 compared to 24.72% in the same period of 2007.  This non-GAAP financial measure is computed by dividing annualized net income by average equity that is reduced by average acquisition related goodwill and intangibles.

National Penn Bancshares, Inc.	10.23.2008

A provision for loan losses of $6.88 million was made in 3rd quarter 2008 as compared to a provision of $3.71 million in the 2nd quarter 2008 and $1.42 million in the 3rd quarter of 2007.  Total net charge-offs for 3rd quarter 2008 of $4.82 million compare to $3.70 million in the 2nd quarter 2008 and $2.13 million of net charge-offs in 3rd quarter 2007.  The provision for loan losses for the first nine months of 2008 was $14.00 million versus $4.03 million for the same period in 2007, while net charge-offs were $11.08 million and $6.05 million for the same period of 2008 and 2007, respectively.  The larger dollar amount of net charge-offs in both the 3rd quarter of 2008 and year-to-date 2008 is the result of a larger amount of loans outstanding as well as current economic conditions.  Net charge-offs were 8 basis points (non-annualized) of average loans in the 3rd quarter of 2008 versus 6 basis points (non-annualized) in 2007.  Net charge-offs were 19 basis points through September 30, 2008, compared to 16 basis points in the same period last year.   Scott will discuss credit quality in more detail in his remarks; however, an important point to make in this earnings review is our solid core earnings performance during the quarter, despite provisioning levels that exceeded net charge-offs by approximately $2 million.

Our net interest margin decreased in 3rd quarter 2008 by 3 basis points to 3.52% from 3.55% in the 2nd quarter of 2008.  The net interest margin was 3.52% for the first nine months of 2008 compared to 3.39% for the first nine months of 2007.  Absent the positive effect of the amortization of the fair value marks for KNBT, which we fully described during our 1st quarter earnings release, we had expected the net interest margin for the first nine months of 2008 to be 3.27%, which was simply the weighted average net interest margin of National Penn, Christiana, and KNBT combined, without any consideration of interest rate movements or shifts in earning assets.  The positive effect of the amortization of the fair value marks was 17 basis points during this period.  Therefore, without the benefit of the fair value marks, the net interest margin would have been 3.35%.  We attribute this positive 8 basis point difference from internal expectations primarily to increased credit spreads on new loans, with stable to lower funding costs.  However, we recognize that we are in a dynamic and competitive market for both loans and deposits where pricing can change quickly.

Non-interest income was $16.85 million in this year’s 3rd quarter.  As previously noted, this year’s 3rd quarter non-interest income includes pre-tax income of $7.64 million related to NPB Capital Trust II under the fair value option guidelines of FAS 159 and FAS 157 adopted for this financial instrument.  This compares to pre-tax income of $1.19 million for this same instrument in the 3rd quarter of 2007.  Non-interest income also includes the $20 million pre-tax charge on the Synthetic CDO.  Absent these one-time items, non-interest income was $29.21 million, compared to $18.61 million in last year’s 3rd quarter.  Our wealth management business and our insurance business lines are significant contributors to non-interest income.  Total assets under management or administration in our collection of boutique Wealth Management companies totaled $8.32 billion at September 30, 2008.

Non-interest expense of $54.09 million in this year’s 3rd quarter is $260,000 higher than 2nd quarter 2008 non-interest expense.  As we mentioned during the Q&A session of the 2nd quarter webcast, we believe that this is a reasonable run rate for expenses, considering continuing KNBT cost saves offsetting the naturally increasing expenses of a growing company.  We are pleased to report that we remain on target to achieve the previously disclosed cost saves from the KNBT acquisition.  In this economic and operating environment, managing overhead costs continues to be a high priority.  As a result of our efforts in cost control, our efficiency ratio, adjusted for both non-core items, improved to a level of 54.42% for the first nine months of this year.

Regarding the balance sheet, total assets grew $75.44 million or 3.27% annualized during 3rd quarter 2008 to $9.32 billion.  Earning assets actually grew $110.16 million and non-earning assets declined $34.72 million.  At September 30, 2008, National Penn was in compliance with all applicable regulatory capital requirements.  National Penn, National Penn Bank, and Christiana Bank & Trust are all considered “well capitalized” as defined by banking regulators. All of our capital ratios held fairly steady during the 3rd quarter.  Total risk-based capital to assets was 10.56% compared to 10.59% at the end of June.  Tangible equity to tangible assets was 5.28% compared to 5.32% at June 30, and tangible book value per share was $5.77 at September 30, compared to $5.79 at June 30.  On a pro-forma basis, assuming that we are approved and funded for $200 million in the US Treasury Capital Purchase Program, our total risk-based capital to assets is projected to exceed 12.00%.

Last quarter we discussed our synthetic CDO investment.  Our only investment of this type was a $20 million, AA-rated CDO that references 100 investment grade credits.  During the third quarter, we experienced four credit events in this portfolio, and subsequent to September 30, 2008, our portfolio experienced an additional three credit events.  At this point, in accordance with GAAP, we determined that this investment was other-than-temporarily impaired, and due to the severity of the impairment, we made the judgment to take a non-cash charge on the entire amount of the investment.  We believe that this was the right thing to do at this time and this action effectively puts this investment behind us.

National Penn Bancshares, Inc.	10.23.2008

Last quarter we also discussed in some detail our portfolio of bank and insurance company trust preferred investments.  We have completed our assessment of this portfolio as of September 30, 2008 and have concluded, in accordance with GAAP as reaffirmed by the SEC in their communication of September 30, that National Penn had no Other-Than-Temporary Impairment  in this segment of our investment portfolio at that date.  That said, as you might expect given the challenges in the banking industry and the increasing number of bank failures as well as banks on the FDIC’s problem bank list, our portfolio showed continued deterioration during the 3rd quarter.  However, we still have a range of credit quality on the individual bonds that we own. While we still foresee the ultimate collectability of our principal, as we have been saying, we cannot rule out the potential for some of these investments degrading into a non-accrual of interest status.  Despite the fact that we had no other-than-temporary impairment within this portfolio at September 30, 2008, we cannot rule out a potential charge on any individual pool in the future.   We still believe that if the banking industry continues to deteriorate, other-than-temporary impairment charges would occur pool by pool over a period of time, and in that manner would be manageable.  Ultimately, the quality of these CDO investments will depend on the financial strength of the individual banks and insurance companies who issued debt into these pools, coupled with the protections afforded to the rated class holders within the structure of the CDO.  Obviously, we will continue to monitor this situation very closely and communicate material developments as warranted.

I’d now like to introduce Scott Fainor, our Chief Operating Officer.

Scott Fainor:  Thank you, Mike. I would like to take a few moments to comment on our loan and deposit growth and our credit quality, and then I will address the Christiana and KNBT integration processes.

With respect to our loan portfolio at September 30, 2008, total loans and leases outstanding are $6.21 billion.  Organic loan growth was 1.21% (non-annualized) on a linked-quarter basis during 3rd quarter 2008.  This $74 million net increase in loans for the quarter was reflected in an $82 million increase in C&I loans, a $7 million increase in consumer loans, a $5 million increase in residential mortgages, and a $20 million decline in commercial real estate loans.  All regions across our Company remain fully engaged in increasing customer relationships, while maintaining quality loan growth.  Our loan pipeline is strong as we continue to see loan demand in our market.  As reflected in o0ur lower than normal loan growth for the 3rd quarter however, we are most interested in quality, full customer relationships.  We continue to see the opportunity to bring those type relationships to National Penn as clients of our larger competitors seek to establish a meaningful relationship with a quality regional financial institution that can serve their needs into the future.

Regarding the composition of our loan portfolio, we have provided an expanded breakdown in the financial data included with our earnings press release.

“Non-Performing Assets Plus Loans over 90 days delinquent” for our combined Company totaled $30.36 million at September 30, 2008, up from $22.63 million at June 30, 2008.  Notwithstanding the increase from June, we believe that our ratio of non-performing assets to total loans of 49 basis points is better than industry averages and speaks highly of our credit culture.  We also believe we remain appropriately positioned in our overall Loan and Lease Loss Reserve at $83.70 million, or 1.35% of Total Loans and Leases as of September 30, 2008.  Our loan loss provision was more than $2 million greater than 3rd quarter net charge-offs of $4.82 million, allowing for the growth in reserves.   Based on the current reserve, our coverage ratio of Non-Performing Assets is 275.6%.  Net Charge-offs were 8 basis points (non-annualized) in the 3rd quarter of 2008 versus 6 basis points in the second quarter and 5 basis points in the 1st quarter.

Based on the strength of this coverage, our review of overall credit quality indicators, and our ongoing loan monitoring processes, we feel we have adequately provided for loan and lease losses during 3rd quarter 2008.  This is a dynamic process, and we will continue to evaluate the appropriate level of provision on a quarterly basis.  On a positive note, we are encouraged that despite the increased levels of non-performing loans and charge-offs, we experienced a decline in our total delinquency ratio from 33 basis points at June 30, 2008 to 31 basis points at September 30, 2008.

We continue to monitor the slow sales pace of both new and existing homes and the resultant economic drag that impacts business owners and residential developers.  It is important to note that while we have seen increases in non-performing assets during the third quarter, the increases have occurred across the portfolio and not in one segment of the portfolio.  To illustrate, Non-performing assets in the commercial loan portfolio was 40 basis points of loan outstandings at 6/30/08 and increased to 50 basis points at 9/30/08.  Non-performing assets in the retail and mortgage portion of the portfolio were 33 basis points of the portfolio outstandings at June 30, 2008 and reached 46 basis points of the portfolio as 9/30/08.  Charge-off rates year-to-date have similar performance trends as our non-accrual experience.  The commercial portfolio experienced an annualized charge-off rate year-to-date of 19 basis points and the retail and mortgage area experienced an annualized charge-off rate of 26 basis points through nine months.  These levels of performance are consistent with the trends in our slowing economy.  All of our banking teams are aware of the impact of the current economic slowdown and changes in our credit cycle, and we will continue to monitor our portfolio’s risk and concentration exposure diligently.

National Penn Bancshares, Inc.	10.23.2008

Total deposits were $6.22 billion at September 30, 2008, up 2.25% (non-annualized) or $137 million from $6.08 billion at June 30, 2008.  The primary reasons for this growth were the seasonal influx of school district deposits from real estate taxes, a CD promotion to attract new customers and retain maturing deposits, and a net inflow of deposits from customers of other banks who were concerned about the safety of their funds over the FDIC insurance limit.

The takeaway from our earnings report today is that National Penn continues to generate respectable loan and deposit growth with solid credit quality.  For the first nine months of the year, organic loan growth was $324 million and organic deposit growth was $221 million.  In addition, we are encouraged by the linked quarter increases in fees from deposits, cash management, and electronic banking as a testament to National Penn’s relationship based business model.

Before I conclude, I’ll comment briefly on Christiana and KNBT:

Last weekend, we completed the core banking system conversion of Christiana Bank & Trust.  The conversion went smoothly, and we are now prepared to offer the full complement of National Penn products and services to the Christiana banking clients.

Regarding KNBT, we are now actively engaged in cross-selling all the products and services that were not previously available to KNBT customers.  We are also pleased to report that to date, our customer retention statistics exceed 97% for both consumer and business clients.

I’ll now turn the presentation back to Glenn Moyer.

Glenn Moyer:  We are pleased to report solid earning asset and deposit growth and core earnings despite the current troubling times.  In addition to all the progress being made at National Penn, Scott and Mike also reported on our outlook for loan quality and discussed the bank trust preferred portfolio.  As we reported last quarter, we have devoted significant energies to these areas and continue to believe that they are manageable.  We are energized by the actions authorized by our Board of Directors to take advantage of the US Treasury Capital Purchase Program.  We see the potential for significant growth in this market and want to be adequately positioned, from a capital perspective, to act on the opportunities that become available.

This ends our planned remarks, and we will now address questions that have been received to this point.  Questions that may be received after this point will be addressed, as possible, in the public filing of the transcript of our Question and Answer segment.  Michelle?

Michelle Debkowski:  Thank you, Glenn.  We had several questions presented during the Webcast.